UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Ventas, Inc.
(Name of Registrant as Specified in Its Charter)

Land & Buildings Capital Growth Fund, LP land & buildings gp lp L&B OPPORTUNITY FUND, LLC Land & Buildings Investment Management, LLC L&B Total Return Fund LLC L&B Megatrend Fund Jonathan Litt
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its highly-qualified director nominee at the 2022 annual meeting of stockholders of Ventas, Inc., a Delaware corporation (the “Company”).

On April 18 2022, Land & Buildings issued the following press release:

Land & Buildings Comments on Ventas ISS Report

ISS Supports Many of Land & Buildings’ Arguments, Including that Ventas Has Underperformed Welltower From a TSR Perspective “In All Analyzed Time Periods”

ISS Calls Appointment of Michael Embler to the Board “Unnecessarily Antagonistic” and Notes it Could “Jeopardize the Credibility of the Board’s Approach to Refreshment” Given His History

Land & Buildings Urges Shareholders to Vote FOR the Election of Its Highly Qualified Nominee Jonathan Litt on the BLUE Proxy Card

Stamford, CT (April 18, 2022) – Land & Buildings Investment Management, LLC (together with its affiliates, “Land & Buildings”), a significant shareholder of Ventas, Inc. (NYSE: VTR) (“Ventas”, “VTR”, or the “Company”), today issued the following statement in response to a report issued by Institutional Shareholder Services Inc. (“ISS”) regarding the election of directors to the Company’s Board of Directors (the “Board”) at the upcoming 2022 Annual Meeting of Shareholders (the “Annual Meeting”):

“We believe that ISS reached the wrong conclusion by failing to recommend shareholders vote for change in the Ventas boardroom. The Company has long suffered from operational underperformance, capital allocation failures, poor communication efforts and poor corporate governance practices that have led Ventas to trade a significant discount to peers – and we believe a true shareholder representative is immediately needed on the Board to instill accountability and drive improved performance.

In spite of not agreeing with ISS’s recommendation, we think it is notable that ISS agreed with many of our core arguments and concerns regarding Ventas’ performance under the incumbent Board, highlighting that shareholders would have the ‘potential solution’ of ‘supporting more substantive changes’ next year should the multiple gap to Welltower Inc. (NYSE: WELL) not be closed.1 We continue to believe Jonathan Litt would bring the necessary real estate industry expertise and shareholder-aligned perspectives to the boardroom and urge shareholders to vote on the BLUE proxy card FOR the election of Jonathan Litt to the Ventas Board.”

In its report, ISS writes:

•	“There is a defensible argument that, without a shareholder representative in the boardroom that is independent of management, the decisions that the company makes as the recovery in senior housing takes hold could lead to undisciplined investment, poor investor communication, or missed opportunities for operational optimization.”

ISS also points out the Company’s sustained underperformance, specifically in comparison to its closest competitor, Welltower Inc.:

•	“[T]he company's TSR lags that of WELL, its self-identified closest competitor, in all analyzed time periods. There appears to be correlation between the TSR and the company's relative valuation, with VTR persistently valued at a P/AFFO multiple that is lower than WELL, and a gap between the two companies' multiples that has grown wider over time.”

1 Permission to quote from the ISS report was neither sought nor obtained. Emphases added.

•	“[T]he company's efforts to create value by transforming the portfolio or improving investor communications have not generated positive TSR.”

ISS notes the Board’s relationship with Michael Embler may cause shareholders to question his independence while recognizing his appointment was likely a reactionary move in response to Land & Buildings’ engagement:

•	“[Embler’s] appointment to the VTR board appears to be unnecessarily antagonistic, rather than responsive to the issues raised by the dissident.”

•	“The most recent appointment to the board… has history that could lead to questions about independence, questions about the board's motives, and could eventually jeopardize the credibility of the board's approach to refreshment.”

Land & Buildings urges shareholders to vote FOR the election of its highly qualified nominee Jonathan Litt on the BLUE proxy card today.

Shareholders can find additional information at www.cureventas.com.

If you have any questions, require assistance in voting your BLUE proxy card, or need additional copies of Land and Buildings’ proxy materials, please contact Saratoga at the phone numbers listed below.

520 8th Avenue, 14th Floor

New York, NY 10018

(212) 257-1311

Stockholders call toll free at (888) 368-0379

Email: info@saratogaproxy.com

Media Contact

Longacre Square Partners
Dan Zacchei
dzacchei@longacresquare.com

Investor Contact

Saratoga Proxy Consulting

John Ferguson

(212) 257-1311

jferguson@saratogaproxy.com